Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2016 RESULTS

Miami Lakes, Fla. — April 20, 2016 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2016.

For the quarter ended March 31, 2016, the Company reported net income of $54.9 million, or $0.51 per diluted share, compared to $46.5 million, or $0.44 per diluted share, for the quarter ended March 31, 2015. Operating results for the quarter ended March 31, 2016 generated a return on average stockholders' equity of 9.76% and a return on average assets of 0.91%.

John Kanas, Chairman, President and Chief Executive Officer, said, "Our primary markets continue to show resilience despite a quieter trend nationally. Earning assets grew nearly $1 billion this quarter and our outlook for the balance of 2016 remains positive."

Performance Highlights

•	Total interest earning assets increased by $972 million during the first quarter of 2016. New loans and leases, including equipment under operating lease, grew by $527 million during the quarter.

•	Deposit growth exceeded loan growth for the quarter. Total deposits increased by $576 million for the quarter ended March 31, 2016 to $17.5 billion.

•
Net interest income increased by $34.1 million to $206.8 million for the quarter ended March 31, 2016 from $172.7 million for the quarter ended March 31, 2015. Interest income increased by $48.9 million primarily as a result of an increase in the average balance of loans outstanding. Interest expense increased by $14.8 million due primarily to an increase in average interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.83% for the quarter ended March 31, 2016 compared to 4.02% for the quarter ended March 31, 2015 and 3.94% for the immediately preceding quarter ended December 31, 2015. The origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below) and the cost of the senior notes issued in November 2015 contributed to the decline in the net interest margin.

•	Book value and tangible book value per common share grew to $21.74 and $20.99, respectively, at March 31, 2016.
Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited N.A.'s regulatory capital ratios at March 31, 2016 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	9.0%	10.0%

Common Equity Tier 1 ("CET1") risk-based capital	12.1%	13.4%

Tier 1 risk-based capital	12.1%	13.4%

Total risk-based capital	12.8%	14.1%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $17.1 billion at March 31, 2016 from $16.6 billion at December 31, 2015.  New loans grew to $16.3 billion while loans acquired in the FSB acquisition declined to $825 million at March 31, 2016.

For the quarter ended March 31, 2016, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew $393 million to $13.2 billion. New residential loans grew by $139 million to $3.1 billion during the first quarter of 2016.

The New York franchise contributed $274 million to new loan growth for the quarter while the Florida franchise contributed $28 million. The Company's national platforms contributed $230 million of new loan growth.  We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit and our residential loan purchase program as national platforms. At March 31, 2016, the new loan portfolio included $5.6 billion, $5.8 billion and $5.0 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
Single family residential and home equity	18.6%	18.4%	22.2%	22.3%
Multi-family	21.8%	21.9%	20.9%	20.9%
Commercial real estate	19.0%	18.4%	18.1%	17.5%
Commercial real estate - owner occupied	8.8%	8.5%	8.5%	8.2%
Construction and land	2.3%	2.2%	2.2%	2.1%
Commercial and industrial	16.5%	17.6%	15.7%	16.7%
Commercial lending subsidiaries	12.8%	12.8%	12.2%	12.1%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended March 31, 2016 and 2015, the Company recorded provisions for loan losses of $3.7 million and $8.1 million, respectively. Of these amounts, provisions of $4.4 million and $8.6 million, respectively, related to new loans.

The decrease in the provision for loan losses for the first quarter of 2016 from that for the first quarter of 2015 reflects comparatively lower new loan growth.

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.37% at both March 31, 2016 and December 31, 2015. The ratio of total non-performing loans to total loans was 0.39% at March 31, 2016 and 0.43% at December 31, 2015. At March 31, 2016, non-performing assets totaled $78.7 million, including $11.8 million of other real estate owned (“OREO”) and other repossessed assets, compared to $82.7 million, including $11.2 million of OREO and other repossessed assets, at December 31, 2015. Non-covered, non-performing assets totaled $64.5 million, or 0.26% of total assets, at March 31, 2016 compared to $61.5 million, or 0.26% at December 31, 2015. The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 198.61% and 204.45% at March 31, 2016 and December 31, 2015, respectively. The annualized ratio of net charge-offs to average non-covered loans was 0.09% for the three months ended March 31, 2016, compared to 0.13% for the three months ended March 31, 2015.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended March 31, 2016				Three Months Ended March 31, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,868	$120,960	$125,828	$—	$4,192	$91,350	$95,542
Provision (recovery)	—	(731)	4,439	3,708	—	(451)	8,598	8,147
Charge-offs	—	(338)	(3,808)	(4,146)	—	(639)	(3,399)	(4,038)
Recoveries	—	86	168	254	—	22	163	185
Balance at end of period	$—	$3,885	$121,759	$125,644	$—	$3,124	$96,712	$99,836

Deposits

At March 31, 2016, deposits totaled $17.5 billion compared to $16.9 billion at December 31, 2015.  The average cost of total deposits was 0.63% for the quarter ended March 31, 2016, compared to 0.62% for the immediately preceding quarter ended December 31, 2015 and 0.59% for the quarter ended March 31, 2015. The average cost of interest bearing deposits was 0.76% for the quarter ended March 31, 2016, compared to 0.75% for the immediately preceding quarter ended December 31, 2015 and 0.73% for the quarter ended March 31, 2015.

Net interest income

Net interest income for the quarter ended March 31, 2016 increased to $206.8 million from $172.7 million for the quarter ended March 31, 2015. The increase in net interest income reflected an increase in interest income of $48.9 million, partially offset by an increase in interest expense of $14.8 million. The increase in interest income was primarily attributable to an increase in the average balance of loans, partially offset by a decline in the related average yield. Increases in the average balance of investment securities and related average yields also contributed to the increase in interest income. Interest expense increased due primarily to an increase in average interest bearing liabilities and was also impacted by the cost of the senior debt issued in November 2015.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.83% for the quarter ended March 31, 2016 compared to 4.02% for the quarter ended March 31, 2015 and 3.94% for the immediately preceding quarter ended December 31, 2015. Significant factors impacting this expected trend in net interest margin for the three months ended March 31, 2016 included:

•
The tax-equivalent yield on loans declined to 5.27% for the three months ended March 31, 2016 from 5.54% for the three months ended March 31, 2015, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.58% for the three months ended March 31, 2016 compared to 3.48% for the three months ended March 31, 2015.

•	The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 36.46% for the three months ended March 31, 2016 from 26.27% for the three months ended March 31, 2015.

•	The tax-equivalent yield on investment securities increased to 2.78% for the three months ended March 31, 2016 from 2.59% for the three months ended March 31, 2015.

•
The average rate on interest bearing liabilities increased to 0.95% for the quarter ended March 31, 2016 from 0.82% for the quarter ended March 31, 2015, reflecting the impact of the senior notes issued in the fourth quarter of 2015, as well as slightly higher average rates on interest bearing deposits and FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the three months ended March 31, 2016 and the year ended December 31, 2015 were as follows (in thousands):

Balance at December 31, 2014	$1,005,312
Reclassifications from non-accretable difference	192,291
Accretion	(295,038)
Balance at December 31, 2015	902,565
Reclassifications from non-accretable difference	26,865
Accretion	(76,112)
Balance at March 31, 2016	$853,318

Non-interest income

Non-interest income totaled $23.2 million for the three months ended March 31, 2016 compared to $20.7 million for the three months ended March 31, 2015.

The provision for (recovery of) loan losses for covered loans, net income from resolution of covered assets, gain (loss) on sale of covered loans and loss (gain) related to covered OREO all relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the three months ended March 31, 2016 was $1.6 million, compared to $4.9 million for the three months ended March 31, 2015.

The most significant item contributing to the variance in the impact on pre-tax earnings of these transactions in covered assets for the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was sales of covered loans. The Company recognized net losses on the sale of covered loans of $(0.7) million for the three months ended March 31, 2016 and a related net gain on FDIC indemnification of $0.6 million, resulting in a pre-tax impact of $(0.1) million. For the three months ended March 31, 2015, the Company recognized net gains on the sale of covered loans of $10.0 million and a related net loss on FDIC indemnification of $(8.1) million, resulting in a pre-tax impact of $1.9 million. The variance in results of covered loan sales related primarily to the characteristics of the loans sold. Additionally, income from resolution of covered assets, net of the impact of related FDIC indemnification, was $1.6 million for the three months ended March 31, 2016 compared to $3.0 million for the three months ended March 31, 2015.

The increase in income from lease financing for the three months ended March 31, 2016 generally corresponded to growth in the portfolio of equipment under operating lease.

Other non-interest income for the three months ended March 31, 2016 was reported net of a $1.5 million decrease in the fair value of mortgage servicing assets resulting primarily from an increase in prepayment speeds.

Non-interest expense

Non-interest expense totaled $142.1 million for the three months ended March 31, 2016 compared to $114.1 million for the three months ended March 31, 2015. The most significant component of the increase in non-interest expense was the increase in amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $39.7 million for the three months ended March 31, 2016 compared to $22.0 million for the three months ended March 31, 2015. The amortization rate increased to 22.24% for the three months ended March 31, 2016 from 9.39% for the three months ended March 31, 2015. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

The increase in employee compensation and benefits for the three months ended March 31, 2016 over the corresponding period in 2015 primarily reflected increased headcount related to the overall growth of the Company.

The increase in depreciation of equipment under operating lease for the three months ended March 31, 2016 corresponded to growth in the portfolio of equipment under operating lease.

Provision for income taxes

The effective income tax rate was 34.8% for the three months ended March 31, 2016, compared to 34.7% for the three months ended March 31, 2015.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at March 31, 2016 (in thousands except share and per share data):

Total stockholders’ equity	$2,264,252
Less: goodwill and other intangible assets	78,255
Tangible stockholders’ equity	$2,185,997

Common shares issued and outstanding	104,149,115

Book value per common share	$21.74

Tangible book value per common share	$20.99

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, April 20, 2016 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 86443026. A replay of the call will be available from 12:00 p.m. ET on April 20th through 11:59 p.m. ET on April 27th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 86443026. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $24.8 billion at March 31, 2016, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 98 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at March 31, 2016.
The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $3.8 billion.  The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2016	December 31, 2015
ASSETS
Cash and due from banks:
Non-interest bearing	$33,256	$31,515
Interest bearing	73,874	39,613
Interest bearing deposits at Federal Reserve Bank	130,208	192,366
Federal funds sold	8,473	4,006
Cash and cash equivalents	245,811	267,500
Investment securities available for sale, at fair value	5,350,825	4,859,539
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	242,622	219,997
Loans held for sale	50,849	47,410
Loans (including covered loans of $766,262 and $809,540)	17,115,107	16,636,603
Allowance for loan and lease losses	(125,644)	(125,828)
Loans, net	16,989,463	16,510,775
FDIC indemnification asset	683,867	739,880
Bank owned life insurance	226,624	225,867
Equipment under operating lease, net	479,490	483,518
Deferred tax asset, net	101,987	105,577
Goodwill and other intangible assets	78,255	78,330
Other assets	359,695	335,074
Total assets	$24,819,488	$23,883,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,950,979	$2,874,533
Interest bearing	1,373,146	1,167,537
Savings and money market	8,167,252	8,288,340
Time	5,022,957	4,608,091
Total deposits	17,514,334	16,938,501
Federal Home Loan Bank advances	4,258,683	4,008,464
Notes and other borrowings	402,737	402,545
Other liabilities	379,482	290,059
Total liabilities	22,555,236	21,639,569

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 104,149,115 and 103,626,255 shares issued and outstanding	1,041	1,036
Paid-in capital	1,411,295	1,406,786
Retained earnings	846,288	813,894
Accumulated other comprehensive income	5,628	22,182
Total stockholders' equity	2,264,252	2,243,898
Total liabilities and stockholders' equity	$24,819,488	$23,883,467

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Interest income:
Loans	$214,576	$171,379
Investment securities	33,541	28,220
Other	2,690	2,283
Total interest income	250,807	201,882
Interest expense:
Deposits	26,626	20,004
Borrowings	17,340	9,150
Total interest expense	43,966	29,154
Net interest income before provision for loan losses	206,841	172,728
Provision for (recovery of) loan losses (including $(731) and $(451) for covered loans)	3,708	8,147
Net interest income after provision for loan losses	203,133	164,581
Non-interest income:
Income from resolution of covered assets, net	7,998	15,154
Net loss on FDIC indemnification	(6,289)	(20,265)
Service charges and fees	4,562	4,451
Gain on sale of loans, net (including gain (loss) related to covered loans of $(712) and $10,006)	1,490	10,166
Gain on investment securities available for sale, net	3,199	2,022
Lease financing	10,600	6,237
Other non-interest income	1,638	2,976
Total non-interest income	23,198	20,741
Non-interest expense:
Employee compensation and benefits	55,460	49,479
Occupancy and equipment	18,991	18,170
Amortization of FDIC indemnification asset	39,694	22,005
Deposit insurance expense	3,692	2,918
Professional fees	2,631	3,298
Telecommunications and data processing	3,333	3,471
Depreciation of equipment under operating lease	6,502	3,438
Other non-interest expense	11,805	11,365
Total non-interest expense	142,108	114,144
Income before income taxes	84,223	71,178
Provision for income taxes	29,349	24,721
Net income	$54,874	$46,457
Earnings per common share, basic	$0.51	$0.44
Earnings per common share, diluted	$0.51	$0.44
Cash dividends declared per common share	$0.21	$0.21

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,
	2016			2015
	Average Balance	Interest (1)	Yield / Rate (1) (2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
Loans	$16,718,498	$219,627	5.27%	$12,694,336	$174,903	5.54%
Investment securities (3)	5,156,660	35,775	2.78%	4,484,921	28,997	2.59%
Other interest earning assets	501,837	2,690	2.15%	487,903	2,283	1.89%
Total interest earning assets	22,376,995	258,092	4.62%	17,667,160	206,183	4.69%
Allowance for loan and lease losses	(129,429)			(97,859)
Non-interest earning assets	2,005,478			1,962,851
Total assets	$24,253,044			$19,532,152
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,149,664	1,801	0.63%	$909,719	1,044	0.47%
Savings and money market deposits	8,107,794	11,998	0.60%	6,115,248	7,759	0.51%
Time deposits	4,769,673	12,827	1.08%	4,041,652	11,201	1.12%
Total interest bearing deposits	14,027,131	26,626	0.76%	11,066,619	20,004	0.73%
FHLB advances	4,231,627	12,018	1.14%	3,359,684	8,839	1.07%
Notes and other borrowings	403,294	5,323	5.31%	11,116	311	11.35%
Total interest bearing liabilities	18,662,052	43,967	0.95%	14,437,419	29,154	0.82%
Non-interest bearing demand deposits	2,909,792			2,742,683
Other non-interest bearing liabilities	419,863			263,806
Total liabilities	21,991,707			17,443,908
Stockholders' equity	2,261,337			2,088,244
Total liabilities and stockholders' equity	$24,253,044			$19,532,152
Net interest income		$214,125			$177,029
Interest rate spread			3.67%			3.87%
Net interest margin			3.83%			4.02%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2016	2015
Basic earnings per common share:
Numerator:
Net income	$54,874	$46,457
Distributed and undistributed earnings allocated to participating securities	(2,212)	(1,772)
Income allocated to common stockholders for basic earnings per common share	$52,662	$44,685
Denominator:
Weighted average common shares outstanding	103,919,006	102,231,870
Less average unvested stock awards	(1,144,795)	(1,013,346)
Weighted average shares for basic earnings per common share	102,774,211	101,218,524
Basic earnings per common share	$0.51	$0.44
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$52,662	$44,685
Adjustment for earnings reallocated from participating securities	9	4
Income used in calculating diluted earnings per common share	$52,671	$44,689
Denominator:
Weighted average shares for basic earnings per common share	102,774,211	101,218,524
Dilutive effect of stock options	778,841	615,846
Weighted average shares for diluted earnings per common share	103,553,052	101,834,370
Diluted earnings per common share	$0.51	$0.44

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2016	2015
Financial ratios (5)
Return on average assets	0.91%	0.96%
Return on average stockholders’ equity	9.76%	9.02%
Net interest margin (4)	3.83%	4.02%

	March 31, 2016	December 31, 2015
Capital ratios
Tier 1 leverage	9.0%	9.3%
CET1 risk-based capital	12.1%	12.6%
Tier 1 risk-based capital	12.1%	12.6%
Total risk-based capital	12.8%	13.4%

	March 31, 2016		December 31, 2015
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.37%	0.39%	0.37%	0.43%
Non-performing assets to total assets (2)	0.26%	0.32%	0.26%	0.35%
Allowance for loan and lease losses to total loans (3)	0.74%	0.73%	0.76%	0.76%
Allowance for loan and lease losses to non-performing loans (1)	198.61%	187.60%	204.45%	175.90%
Net charge-offs to average loans (5)	0.09%	0.09%	0.09%	0.10%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3) Total loans include premiums, discounts, and deferred fees and costs.

(4) On a tax-equivalent basis.

(5) Annualized for the three month periods.